LEUTHOLD  FUNDS, INC.

CHANGE IN INDEPENDENT ACCOUNTANT

Arthur Andersen LLP, 100 East Wisconsin Avenue, P.O. Box 1215, Milwaukee, Wisconsin, 53201-1215, served as the independent auditors of the Leuthold Funds, Inc. (the "Funds" or the "Company") for the period from November 20, 1995 (the Leuthold Core Investment Fund's inception) through September 30, 2001, and in that capacity audited the Funds' annual financial statements and prepared its tax returns. On October 29, 2001, the Board of Directors selected Arthur Andersen LLP as the Funds' independent auditors for the fiscal year ended September 30, 2002. On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice arising out of the destruction of documents relating to Arthur Andersen's audit of Enron Corp. In light of the conviction and other events surrounding Arthur Andersen LLP, the Board of Directors determined that it would no longer be appropriate to retain Arthur Andersen LLP as the Funds' independent auditors for the year ended September 30, 2002, and, accordingly, on April 22, 2002, terminated the selection of Arthur Andersen LLP as the Funds' independent auditors.

None of the reports of Arthur Andersen LLP on the financial statements of the Funds for the fiscal years for which Arthur Andersen LLP served as the Funds' independent auditors contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during such fiscal years and the interim period between October 1, 2001 and April 22, 2002 (the date that the Board of Directors determined to terminate the selection of Arthur Andersen LLP as the Funds' independent auditors), there were no disagreements between the Funds and Arthur Andersen LLP with respect to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. The decision to dismiss Arthur Andersen LLP as the Funds' independent auditors was approved by the Fund's Board of Directors.

As permitted by the emergency rules and orders released by the Securities and Exchange Commission on March 18, 2002, the Board of Directors, including a majority of those members of the Board of Directors who are not interested persons of the Company, on April 22, 2002, selected Ernst & Young LLP as the independent auditors of the Fund for the year ended September 30, 2002, subject to the completion of the client acceptance process by Ernst & Young LLP.